Exhibit 10.8
***Text omitted pursuant to
Item 601(a)(6) of Regulation S-K.

SEVERANCE AGREEMENT AND MUTUAL RELEASE
This Severance Agreement and Mutual Release (“Agreement”) is made by and between P. Kevin Chase (“Chase”) and San Diego Gas & Electric Company (“SDG&E”) and Southern California Gas Company (“SoCalGas”) (collectively referred to as “Companies”). Chase and the Companies will at times be referred to collectively as the “Parties” and may individually be referred to as the “party.”
RECITALS
A.Chase’s employment with San Diego Gas & Electric Company as a shared officer for the Companies ended on April 2, 2019.
B.The Parties disagree on the issue of Chase’s entitlement to benefits under the Severance Pay Agreement between Chase and Sempra Energy dated March 4, 2017 (“Severance Pay Agreement”).
C.The Parties now mutually desire to fully settle and finally resolve any and all claims the Parties have, or could have had, or may have had, with respect to Chase’s employment with the Companies and his separation from employment with the Companies.
D.The Parties understand that they are waiving legal rights or claims by signing this Agreement and further acknowledge that they each are voluntarily entering into this Agreement with a full and complete understanding of its terms and with the full intent to be bound thereby.
THEREFORE, in consideration of the promises, covenants, representations, and warranties contained herein, and for good and valuable consideration given hereunder, the adequacy of which is hereby acknowledged, the Parties hereby agree as follows:
AGREEMENTS
1.Benefits Payable: In exchange for Chase entering into this Agreement and for the covenants and releases contained herein, the Companies will pay to Chase the following amounts, hereinafter referred to as “Severance Payment”:
1.1.     A lump sum payment of one million three hundred sixty-three thousand seven hundred twenty-five dollars ($1,363,725.00), less applicable payroll tax withholdings, which is equal to the amount Chase would be entitled to pursuant to sections 4 and 5 of the Severance Pay Agreement. Provided Chase has executed and not revoked this Agreement, this sum will be paid by check to Chase on or before October 2, 2019 by delivering the check to his attorney’s office at Haeggquist & Eck, LLP, Re: Kevin Chase Payment, 225 Broadway, Suite 2050, San Diego, CA 92101.
1.2.     A lump sum payment of seven hundred seventy-one thousand eight hundred thirty-seven dollars and eighty-four cents ($771,837.84), less any applicable payroll deductions, which equals the value of the time-based restricted stock units (“RSUs”) granted under the Company’s Long Term Incentive Plan (“LTIP”) calculated using the April 2, 2019 closing price of

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Sempra Energy common stock. This cash payment will be paid by check to Chase on the 10th business day after the Company receives Chase’s signature on this Agreement, provided Chase has not revoked it, and the check will be delivered to Chase at his attorney’s office at Haeggquist & Eck, LLP, Re: Kevin Chase Payment, 225 Broadway, Suite 2050, San Diego, CA 92101.
1.3.     Chase will receive separate notification of his right to extend his Company provided healthcare benefits through COBRA with a copy of this notification to be sent to Chase’s attorney’s office at Haeggquist & Eck, LLP, Re: Kevin Chase Payment, 225 Broadway, Suite 2050, San Diego, CA 92101. As further consideration for this Agreement, should Chase elect to continue his healthcare benefits through COBRA, the Companies will pay for such extension for eighteen (18) months (or, if less, the period that the extended coverage under COBRA is in effect). The Companies will make 100% of the premium payments directly to Chase’s insurer for up to eighteen (18) months of extended coverage.
1.4.     The Companies further agree to provide to Chase outplacement assistance with Lee Hecht Harrison for twenty four (24) months, the cost to the Companies for which shall not to exceed fifty thousand dollars ($50,000.00), and which shall cease upon Chase’s acceptance of employment with a subsequent employer, not including any interim work Chase may engage as an independent contractor or any new start-up companies Chase may form during the next twenty four (24) months; and financial advice planning services with The Ayco Company for twenty four (24) months, the cost to the Companies of which shall not exceed twenty five thousand dollars ($25,000.00) per year. The value of the outplacement and financial planning services shall not be subject to liquidation or exchange for any other benefit.
2.Reason for Termination. The Companies agree to characterize the termination of Chase’s employment as a resignation. In this regard, the Companies agree as follows:
2.1.     Within ten (10) days of Chase signing this Agreement, the Companies will destroy and otherwise strike from the Companies’ records, including without limitation, from Chase’s personnel file, any information stating that the termination was other than a resignation.
2.2.     Within two (2) business days of Chase signing this Agreement, the Companies shall send an email from Scott Drury, SDG&E President, and Bret Lane, SoCalGas CEO, to: (a) all employees of Companies in the entire information technology department supporting both SDG&E and SoCalGas as well as all Sempra Energy Employees in the entire cybersecurity department at Sempra Energy; (b) all officers of SDG&E and SoCalGas; and (c) the Company’s assigned account executive(s) at PWC, Accenture, Deloitte, E&Y, KPMG, Dell/EMC, WWT, CapGemini, HCL, SAP Microsoft, IBM, B&V, and Osceola, consisting of the following language:
We have received some inquiries regarding Kevin Chase’s departure as SVP, CIO & Chief Digital Officer for SDG&E and SoCalGas. Kevin would like you to know that his decision was difficult, but after much consideration, the best course for Mr. Chase was to resign so he could pursue other career opportunities that he has been contemplating recently. Kevin expressed his heartfelt warm wishes for everyone at Sempra Energy, SDG&E and SoCalGas, noting that he is extremely proud of the entire technology organization and its strategic vendors for all the positive change

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that has occurred over the past two years under his leadership. The executive teams at SDG&E and SoCalGas look forward to building on the successful strategies Mr. Chase implemented. We have wished Kevin only the best in his future endeavors.
The Companies shall forward to Chase at [***]@gmail.com a copy of the email that was sent within twenty-four (24) hours of its issuance to the relevant individuals.
2.3.     The Companies agree that in responding to any inquiries from prospective employers, persons, and/or entities inquiring about the status, terms, and/or performance of Chase’s employment with the Companies that the Companies shall only disclose the beginning and ending dates of Chase’s employment and last position held at the Companies. The Companies shall further advise that its policies restrict the Companies from disclosing any additional information than that set forth in this subsection 2.3.
3.Termination of Employment and Payment of Wages. Chase agrees that his employment with the Companies terminated on April 2, 2019, (“Termination Date”). Chase acknowledges that on the Termination Date, Chase received his final paycheck, including all wages owed to Chase through April 1, 2019, and any unused vacation time and personal days accrued through that date, plus two-weeks’ pay in lieu of notice. Chase further acknowledges that he received a second check for waged earned on April 2, 2019. Chase acknowledges that no part of the Severance Payment consists of wages owed to Chase for his employment through the Termination Date.
4.Mutual Release and Wavier of all Claims. Except as provided for in this Agreement, the Parties agree to the following releases and waivers of all claims:
4.1.     Chase releases the Companies, their current or former parents, subsidiaries, and affiliates, and their current or former employees or agents, and related parties, (“Releasees”) from all known or unknown claims arising out of Chase’s employment with, or separation from, the Companies that he may presently have or which may accrue at any time before this Agreement becomes irrevocable by Chase. The claims Chase is releasing include, for example, but are not limited to, the following: claims under any express or implied contract including the Severance Pay Agreement between Chase and Sempra Energy dated March 4, 2017 (“Severance Pay Agreement”), the Civil Rights Acts of 1866 and 1964, the Americans with Disabilities Act, the California Fair Employment and Housing Act (FEHA), the Age Discrimination in Employment Act (ADEA), the Older Workers Benefits Protection Act (OWBPA), state and federal laws regarding whistleblowing or otherwise prohibiting retaliation, or any other federal, state, or local common law, statute, regulation, or law of any other type. Chase will never file any lawsuit based on any such claim, and Chase will withdraw with prejudice any such lawsuit that may already be pending. This release also includes any claim for attorneys’ fees. This subsection 4.1 does not apply to Workers’ Compensation claims or to any claims that cannot be waived as a matter of law. Chase agrees to refrain from pursuing or escalating his concerns related to the assessment conducted by PwC in 2017. The Parties understand that nothing in this Agreement prohibits Chase’s participation in any investigation by a state, federal, or local agency or as otherwise required by law, such as pursuant to a subpoena or other valid legal process.

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4.2.     The Companies, their Parents, subsidiaries and/or Affiliates, release Chase and his agents, attorneys, representatives, successors, heirs, executors, administrators, assigns and related parties (“Chase Releasees”), from all known and unknown claims, losses, liabilities, charges, demands, and causes of action, arising directly or indirectly out of or in any way connected with Chase’s employment with, or separation from, the Companies, that the Companies or any of its current or former parents, subsidiaries, affiliates, and current or former employees or agents, may presently have or which may accrue at any time before this Agreement becomes irrevocable by Chase. This release is intended to have the broadest possible application and includes, but is not limited to, any and all tort, contract, common law, constitutional, or other statutory claims, and any and all claims for attorney’s fees, costs and expenses. The claims the Company and its current or former parents, subsidiaries, affiliates, and current or former employees or agents are releasing include, for example, but are not limited to, the following: claims under any express or implied contract, including, without limitation, the January 24, 2017 offer letter and the Severance Pay Agreement, violation of any of Sempra Energy/Companies’ policies, practices, or procedures, all applicable anti-bribery and anti-corruption laws and regulations, and/or any other federal, state, or local common law, statute, regulation, or law of any other type. This subsection 4.2 does not apply to any claims that cannot be waived as a matter of law. The Parties understand that this Agreement does not prohibit its participation in any investigation by a state, federal, or local agency.
4.3.     Waiver of California Civil Code Section 1542. The Parties expressly waive and relinquish all rights and benefits afforded by any statute (including, but not limited to, Section 1542 of the Civil Code of the State of California) which limits the effect of a release with respect to unknown claims. The Parties do so understanding and acknowledging the significance of their release of unknown claims and their waiver of statutory protection against a release of unknown claims. Section 1542 of the Civil Code of the State of California states as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Thus, notwithstanding the provisions of Section 1542 or of any similar statute, and for the purpose of implementing a full and complete release and discharge of the Releasees and Chase Releasees, the Parties expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all Claims which are known to the Parties and all Claims which the Parties do not know or suspect to exist in their respective favor at the time of execution of this Agreement and that this Agreement contemplates the extinguishment of all such Claims.
5.Confidential Information. Chase acknowledges that by reason of his position with the Companies that he had access to information of a confidential or sensitive nature. Chase represents that he held all such information confidential and will continue to do so, except as required by subpoena or other valid legal process, provided he give the Companies sufficient notice to contest the subpoena or other legal process. In view of the nature of his employment, Chase agrees that the

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Companies would be irreparably harmed by any violation or threatened violation of this paragraph. The undertakings set forth in this paragraph shall survive the termination of benefits under this Agreement. However, this Agreement shall in no way be interpreted to restrain Chase from engaging in lawful profession, trade, or business of any kind within the meaning of California Business & Professions Code §16600. The Parties understand and agree that nothing in this Agreement is intended to interfere with or discourage Chase’s good-faith disclosure to any governmental entity related to a reasonably suspected violation of the law. The Parties further understand and agree that Chase cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information so long as the disclosure is made in: (1) to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; (2) a complaint or other document filed in a lawsuit or other proceeding; and/or (3) as otherwise allowed by law. The Parties also agree that the Companies will not retaliate against Chase in any way for a disclosure made pursuant to this paragraph.
6.Mutual Non-Disparagement.
6.1.     Chase agrees as of the date he signs this Agreement to not disparage, defame, or otherwise detrimentally comment upon the Companies, their parents, subsidiaries, and/or Affiliates, and/or any of their respective officers, directors or board members, financial condition, business, capabilities, and/or the ability to perform its business obligations, unless pursuant to a subpoena or court process. As used herein, the term “Affiliate” means any corporation, partnership, limited liability company, joint venture, or other entity of which an aggregate of twenty-five percent (25%) or more of the issued and outstanding capital stock or other equity interests is owned by the Companies.
6.2.     The Companies agree that from the date on which this Agreement is fully executed, they will take reasonable steps to ensure that the following individuals: Dawn Andrews, Joyce Rowland, Patti Wagner, Deborah Martin, Randall Clark, Gillian Wright, Kevin Sagara, Scott Drury, Caroline Winn, David Geier, Scott Crider, Diana Day, Eugene “Mitch” Mitchell, Dan Skopec, Mike Schneider, Bruce Folkmann, Kendall Helm, John Jenkins, Angelica Espinosa, Estela De Llanos, Bret Lane, Jimmie Cho, Maryam Brown, Rodger Schweke, David Barrett, Paul Goldstein, Denita Willoughby, David Buczkowski, Gina Orozco, Neal Navin, Jawad Malik, Jeff Walker, Sandra Hrna, Sharon Tomkins, Joe Householder, Jeff Martin, Dennis Arrioloa, Trevor Mihalik, Peter Wall, Amy Chiu, Emily Shults, Karen Sedgwick, Gary Perlmutter, Janette Piankoff, Laura Georgantos, Ben Gordon, Dawn Welch, Andrew Raines, Chris Olmsted, Laura Atkinson, Gavin Worden, Tia Ballard, Jamie Exon, David Gillespie, Joe Shoffner, Charlie Snyder and Eric Trapp, will not disparage, defame, or otherwise detrimentally comment upon Chase.
7.Return of Companies Property. By signing this Agreement, Chase represents and agrees that he has returned or will immediately return or destroy all documents and information belonging to Companies that is not routinely given to all employees, whether the documents are on hard copy, tape, disk, or other method of storage. For any documents maintained electronically, Chase agrees to destroy any such documents and confirm destruction. Additionally, Chase represents and agrees that he has returned or will immediately return all memoranda, records, other documents, and

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physical or personal property, including identification and credit cards which he received from the Companies and which are the property of the Companies.
8.Arbitration of Disputes. This Agreement is entered in California and shall be governed by substantive California law, except as provided in this section. If any dispute arises between Chase and the Companies, including, but not limited to, disputes relating to this Agreement, or if the Parties prosecute a claim the party purported to release by means of this Agreement (“Arbitrable Dispute”), Chase and the Companies agree to resolve that Arbitrable Dispute through final and binding arbitration under this Section 8. The Parties also agree to arbitrate any Arbitrable Dispute which also involves any other released party who offers or agrees to arbitrate the dispute under this section. The Parties agreement to arbitrate applies, for example, to disputes about the validity, interpretation, or effect of this Agreement or alleged violations of it, claims of discrimination under federal or state law, or other statutory violation claims.
8.1.     Arbitration shall take place in San Diego, California under the employment dispute resolution rules of the Judicial Arbitration and Mediation Service before an experienced employment arbitrator selected in accordance with those rules. The arbitrator may not modify or change this Agreement in any way. The Companies will be responsible for paying any filing fee and the fees and costs of the Arbitrator; provided, however, that if Chase is the party initiating the claim, he will contribute an amount equal to the filing fee to initiate a claim in the court of general jurisdiction in the state in which Chase was employed by the Companies. Each party shall pay for its own costs and attorneys’ fees, if any. However if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and/or costs, the Arbitrator may award reasonable attorneys’ fees and/or costs to the prevailing party, applying the same standards a court would apply under the law applicable to the claim. The Arbitrator shall apply the Federal Rules of Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern the arbitration and shall govern the interpretation or enforcement of this section or any arbitration award.
8.2.     To the extent that the Federal Arbitration Act is inapplicable, California law pertaining to arbitration agreements shall apply. Arbitration in this manner shall be the exclusive remedy for any Arbitrable Dispute. Except as prohibited by the ADEA, should Chase or the Companies attempt to resolve an Arbitrable Dispute by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses, and attorneys’ fees incurred as a result of this breach. This Section 8 supersedes any existing arbitration agreement between the Companies and Chase as to any Arbitrable Dispute. Notwithstanding anything in this Section 8 to the contrary, a claim for benefits under an ERISA-covered plan shall not be an Arbitrable Dispute.
9.Non-Publicity: As of the date signed by the Parties, the Parties agree that they will not publicize the terms of this Agreement, including by going to the press, posting on social media or websites, or otherwise advertising or marketing the terms of this Agreement in any manner, medium, and/or forum. The Parties agree and acknowledge this provision is a material term of the Agreement,

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the absence of which would have resulted in the other party refusing to enter into this Agreement. The Companies shall in no way be deemed to have breached this provision by communicating this Agreement to their Boards of Directors and/or by including it in any securities filings (including as an exhibit) deemed necessary given Chase’s status as a Named Executive Officer of the Companies under applicable securities laws and regulations. Nor shall Companies be deemed to have breached this provision by communicating to the individuals named in Section 6.2 that they have an obligation not to disparage, defame, or otherwise detrimentally comment upon Chase.
10.Future Issues. This Agreement shall not in any way be construed as an admission by the Companies, their Parents, and/or Affiliates that they or their employees, officers, or directors have acted wrongfully with respect to Chase or any other person, or that Chase has any rights whatsoever against the Companies, and the Companies specifically disclaim any liability to or wrongful acts against Chase or any other person, on the part of themselves, their employees, or their agents. This Agreement shall not in any way be construed as an admission by Chase that he acted wrongfully with respect to the Companies, or that he failed to perform his duties or negligently performed or breached his duties in any way, and Chase specifically disclaims any liability or wrongful acts against the Companies or any other person on the part of himself or his agents.
10.1.     If Chase is a party or is threatened to be made a party to any proceeding by reason of the fact that Chase was an officer or director of the Companies, the Companies shall indemnify Chase against any expenses (including reasonable attorneys’ fees; provided, that counsel has been approved by the Companies prior to retention, which approval shall not be unreasonably withheld), judgments, fines, settlements, and other amounts actually or reasonably incurred by Chase in connection with that proceeding; provided, further, that Chase acted in good faith and in a manner Chase reasonably believed to be in the best interest of the Companies. The limitations of Section 317 of the Corporations Code of the State of California shall apply to this assurance of indemnification. For avoidance of any doubt, Chase’s current legal counsel at Haeggquist & Eck, LLP (offices located at 225 Broadway, Suite 2050, San Diego, CA 92101) is pre-approved by Companies to represent Chase on any future matters as outlined in this section provided no currently unknown conflicts exist or arise that would preclude such representation.
10.2.     Chase agrees to cooperate with the Companies and their designated attorneys, representatives, and agents in connection with any actual or threatened judicial, administrative, or other legal or equitable proceeding in which the Companies are or may become involved. Upon reasonable notice, Chase agrees to meet with and provide to the Companies or their designated attorneys, representatives, or agents all information and knowledge Chase has relating to the subject matter of any such proceeding. The Companies agree to reimburse Chase for any reasonable costs incurred in providing such cooperation.
11.Integration. Except as set forth in the Employment, Confidential Information, and Invention Assignment Agreement signed by Chase on January 26, 2017, the Confidentiality Agreement signed by Chase on March 6, 2017, and the Confidential Information and Invention Assignment Agreement signed by Chase on June 18, 2018, the Parties agree that this Agreement contains their entire agreement and supersedes all other agreements and understandings, whether written or oral, covering the subject matter hereof. The Parties warrant that there were no

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representations, agreements, arrangements, or understandings, whether written or oral, between them relating to the subject matter contained in this Agreement which are not fully expressed herein. No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future presentations, promises, or conditions in connection with the subject matter of this Agreement, shall be binding upon any party to this Agreement unless made in writing and signed by all Parties to this Agreement.
12.Review and Revocation Periods. Chase understands that he should take this Agreement home, read it, and carefully consider all its terms before signing it. The Companies gave Chase twenty-one (21) days in which to consider this Agreement. Chase waives any right he might have to additional time beyond this consideration period within which to consider this Agreement. Chase further understands that the Companies advised him to discuss this agreement with his own attorney (at his own expense) during this period if he wished to do so. Chase understands that he may revoke this Agreement within seven (7) days after he signs it by delivering a written notice of revocation to Scott Drury at San Diego Gas & Electric Company, 8330 Century Park Court, San Diego, CA 92123-1530 or sdrury@semprautilities.com, in which case Chase will not receive the Severance Payment.
THE PARTIES, WITH THE BENEFIT OF REPRESENTATION AND ADVICE OF COUNSEL, HAVE READ THIS AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED IN IT. THE PARTIES ARE RECEIVING VALUABLE CONSIDERATION IN EXCHANGE FOR THEIR EXECUTION OF THIS AGREEMENT THAT THEY WOULD NOT OTHERWISE BE ENTITLED TO RECEIVE.

APPROVED AND ACCEPTED:

Date:	April 19, 2019	By: /s/ P. Kevin Chase
P. Kevin Chase

Date:	April 19, 2019	By: /s/ Scott D. Drury
Scott D. Drury, President San Diego Gas & Electric Company

Date:	April 19, 2019	By: /s/ J. Bret Lane
J. Bret Lane, CEO Southern California Gas Company

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